UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. ____)

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Parametric Sound Corporation

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Filed by: Parametric Sound Corporation

Pursuant to Rule 14a-12 under the

Securities Exchange Act of 1934

Subject Company: Parametric Sound Corporation

Commission File No.: 000-54020

The following press release was issued by Voyetra Turtle Beach, Inc. on October 7, 2013, referencing and related to the Agreement and Plan of Merger dated August 5, 2013, among Parametric Sound Corporation (“Parametric”), VTB Holdings, Inc. (Turtle Beach) and Paris Acquisition Corp.

Turtle Beach Adds New Executives to Management Team

John Hanson and Robert Andris join the leading audio technology company

VALHALLA, N.Y. – October 7, 2013 – Turtle Beach, the leader in video game audio, today announced new additions to the company’s executive team as the company continues to add senior talent to support its growth plans.

John Hanson has joined the company as Chief Financial Officer and Robert Andris has joined as Senior Vice President, Global Supply Chain and Operations. The additions are part of a strategic investment in the company ahead of projected growth in gaming headsets as the industry adopts next-generation consoles, and the anticipated merger with Parametric Sound Corp.

Hanson is a seasoned leader who has spent more than 20 years in top financial positions and has served as chief financial officer with five publicly traded companies, most recently as executive vice president and chief financial officer at Dialogic, Inc., a $160 million global telecom network appliance and software company. John will be responsible for the financial strategy and planning as the company continues to evolve and grow.

Hanson succeeds Bruce Murphy in the position of CFO. Murphy, who has played a key role in the pending merger with Parametric Sound Corp., will remain at Turtle Beach through the end of the year and continue to support merger planning and integration efforts.

Robert Andris joins the company from Hewlett Packard where he was accountable for the HP Inkjet and Printing Solutions global supply chain as the Vice President of Global Supply Chain and Operations. Andris is a seasoned operational leader with deep, cross-functional supply chain experience in manufacturing, engineering, procurement, distribution and services for such companies as Cisco, Celestica and IBM. Rob will be responsible for delivering a seamless, differentiated customer experience through best in class cost management, operational processes and strategic partnerships. Andris succeeds Craig Boelsen, who previously led supply chain and operations.

“Industry-leading talent is a key ingredient to the fulfillment of our near-term strategy and the long-term success of our company,” said Juergen Stark, Chief Executive Officer at Turtle Beach. “John Hanson and Rob Andris are great additions to an already strong team, and they will both make important contributions as we continue to expand and evolve our growing audio technology business.”

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About Turtle Beach
Turtle Beach (http://www.turtlebeach.com) designs and markets premium audio peripherals for video game, personal computer, and mobile platforms, including its acclaimed line of Ear Force gaming headphones and headsets crafted for PC and Mac, Nintendo, PlayStation and Xbox game consoles, including the next-generation Xbox One. According to the NPD Group, Turtle Beach manufactures the top five best-selling third-party gaming headsets of all time when ranked in dollar sales. The Ear Force X12 wired headset is the No. 1 best-selling third-party gaming headset of all time.

Turtle Beach is the official audio provider for Major League Gaming, the world's largest eSports league, and Twitch, the world’s leading video platform and community for gamers

Turtle Beach, headquartered in Valhalla, New York, is a brand of Voyetra Turtle Beach, Inc., which has been at the forefront of music and audio technology for more than three decades and is recognized as a pioneer of today’s PC audio industry.

Turtle Beach and Ear Force are registered trademarks of Voyetra Turtle Beach, Inc. All other trademarks are property of their respective holders and are hereby acknowledged.

For more information:

David Lowey
Turtle Beach Corporate Communications
david.lowey@turtebeach.com
+1-914-844-2759

Important Additional Information for Investors and Stockholders
This material is not a substitute for the proxy statement that Parametric will file with the SEC. Investors and security holders are urged to read the proxy statement (including any amendments or supplements) and other documents filed with the SEC carefully in their entirety when they become available because they will contain important information about Parametric, Turtle Beach and the proposed transaction. The definitive proxy statement will be mailed to the stockholders of Parametric.

Investors and security holders will be able to obtain free copies of the proxy statement (when available) and other relevant documents filed with the SEC by Parametric at the SEC´s web site at www.sec.gov. Free copies of the proxy statement (when available) and other documents filed with the SEC also can be obtained by directing a request to Parametric, Attention: Investor Relations, telephone: (888) 477-2150. In addition, investors and security holders may access copies of the documents filed with the SEC by Parametric on Parametric’s website at www.parametricsound.com.

Parametric and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction described in this release. Information regarding Parametric’s directors and executive officers is available in Parametric’s annual report on Form 10-K for the year ended September 30, 2012, which was filed with the SEC on November 28, 2012 and Parametric’s definitive proxy statement for its 2013 annual meeting of stockholders, which was filed with the SEC on January 10, 2013. If and to the extent that any of the Parametric participants will receive any additional benefits in connection with the proposed transaction that are unknown as of the date of this release, the details of those benefits will be described in the definitive proxy statement relating to the proposed transaction. Investors and stockholders can obtain more detailed information regarding the direct and indirect interests of Parametric’s directors and executive officers in the proposed transaction by reading the definitive proxy statement when it becomes available.